Exhibit 10.4

[Director Form]

Mallinckrodt Pharmaceuticals

2025 Stock and Incentive Plan (“Plan”)

Terms and Conditions

of

Restricted Unit Award

RESTRICTED UNIT AWARD (“Award”) granted on _______, 202__ (the “Grant Date”).

1.            Grant of Restricted Units. Mallinckrodt plc (the “Company”) has granted you [____] Restricted Units subject to the provisions of these Terms and Conditions and the Plan. The Company will hold the Restricted Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled.

2.            Amount and Form of Payment. Each Restricted Unit represents one (1) Ordinary Share and vested Restricted Units will be paid solely in Shares, subject to Section 10. Any Share issued pursuant to a Restricted Unit shall be paid up to its par value on issuance by a subsidiary of the Company or as otherwise determined by the Company.

3.            Dividends. Each unvested Restricted Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on an Ordinary Share. DEUs will be calculated at the same dividend rate paid to other holders of Ordinary Shares and will be adjusted and vest in accordance with the adjustment and vesting provisions applicable to the underlying Restricted Units and shall be paid as of the same date payment for the Restricted Units occurs.

4.            Vesting. The Restricted Units shall vest on the earlier of the first anniversary of _________ (the “Vesting Commencement Date”) and the first regularly scheduled shareholders meeting that occurs after the Grant Date (the earlier of such dates, the “Vesting Date”), subject to your continued service through the Vesting Date. Payment of vested Restricted Units and associated DEUs shall be made no later than sixty (60) days following the Vesting Date. If your service as a Director terminates before full (100%) vesting, you will forfeit the unvested portion of Restricted Units and associated DEUs. However, notwithstanding the foregoing or anything to the contrary in the Plan, if your service as Director terminates due to death, Disability, or a termination by the Company without Cause, Restricted Units and associated DEUs subject to this Award will become vested and shall be paid to the extent set forth in Section 5 or Section 6, as applicable. For the avoidance of doubt, the terms of Section 5.3(a) of the Plan apply to this Award.

5.            Disability or Death. If your service as a Director terminates as a result of your death or a Disability, then you will become fully vested in all Restricted Units subject to this Award on the date of your death or Termination of Directorship due to Disability. Payment of such vested amounts shall be made within 30 days of your Termination of Directorship; provided that you shall not have the right, directly or indirectly, to choose the taxable year of payment.

6.            Termination of Directorship by the Company without Cause. Notwithstanding the vesting provisions described in Section 4, upon your Termination of Directorship by the Company without Cause, a number of Restricted Units equal to the product of the number of Restricted Units subject to this Award multiplied by a fraction, the numerator of which is the number of full months between the Vesting Commencement Date and your Termination of Directorship and the denominator of which is thirty-six, minus any Restricted Units subject to this Award that previously vested, will become vested as of the effective date of your release of claims in the form provided by the Company (the “Release”) (which Release must become effective and irrevocable within sixty (60) days of your Termination of Directorship). Payment of such vested amounts shall be made within sixty (60) days of your Termination of Directorship; provided that you shall not have the right, directly or indirectly, to choose the taxable year of payment.

7.            Change in Control. In the event of a Change in Control, if the Restricted Units are not substituted with comparable awards payable in shares of publicly-traded stock after the Change in Control, then the Restricted Units shall become fully vested immediately prior to the Change in Control. Payment of such vested amounts shall be made on or within 30 days; provided that, you shall not have the right, directly or indirectly, to choose the taxable year of payment. If the Restricted Units are substituted with comparable awards payable or redeemable in shares of publicly-traded stock after the Change in Control, the Restricted Units will continue in accordance with the terms hereof, provided that in the event of your Change in Control Termination, your then-unvested Restricted Units will vest in full, subject to your execution of a Release and such Release becoming irrevocable within sixty (60) days of your Termination of Directorship. Payment of such vested amounts shall be made within sixty (60) days of your Termination of Directorship; provided that you shall not have the right, directly or indirectly, to choose the taxable year of payment.

8.            Withholdings. Prior to the issuance or delivery of any Shares subject to this Award, the Company may withhold a number of Shares having a Fair Market Value as of such date equal to the amount necessary to satisfy applicable tax requirements (e.g., income tax, social insurance, payroll tax and payment on account), as determined in good faith by the Company, provided, however, that prior to withholding Shares, the Company shall give you a reasonable, advance opportunity to elect to satisfy such withholding obligations via making a cash payment to the Company in lieu of having Shares withheld or via such other mechanism as may be agreed by the Company. If, at any time after the Grant Date, you become subject to tax in more than one jurisdiction, the Company may be required to withhold or account for applicable tax requirements in the various jurisdictions. Furthermore, if the Shares subject to this Award vest under circumstances where they have not otherwise been fully paid-up in accordance with the requirements of Irish law, the Company or any Subsidiary may require you to pay the par value of each Share which vests hereunder at the time of such vesting. If the Company or any Subsidiary cannot withhold or account for all taxes associated with this Award, or obtain payment of the par value of each Share that vests hereunder, by application of the means described herein, then, by accepting this Award, you agree that you will pay to the Company or any Subsidiary all amounts necessary to satisfy applicable tax requirements or the requirement that Shares be issued on a fully paid-up basis and acknowledge that the Company may refuse to issue or deliver Shares subject to this Award or delay such issuance or delivery of the proceeds from the sale of such Shares, if you do not comply with such obligations.

9.            Transfer of Award. You may not transfer this Award or any interest in Restricted Units except by will or the laws of descent and distribution or to your spouse, or your lineal descendants (whether by blood or adoption) or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are you, your spouse or your lineal descendants (whether by blood or adoption) (each, a “Permitted Transferee”); provided that, following any such transfer, the Permitted Transferee shall be bound by all of these Terms and Conditions and the Plan, and any such terms and conditions that relate to termination of service shall apply to such Permitted Transferee upon your termination of service. Any other attempt to transfer this Award or any interest in Restricted Units is null and void.

10.          Restrictions on Payment of Shares. Payment of Shares for Restricted Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:

(i)            The Shares covered by this Award will be duly listed, upon official notice of issuance, on a nationally recognized stock exchange; and

(ii)           A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

If there is any registration, qualification, exchange control or other legal requirement imposed upon this Award or the Shares subject to this Award by applicable securities or exchange control laws (including rulings or regulations issued by the United States Securities and Exchange Commission or any other governmental agency with jurisdiction over the issuance of this Award or the Shares subject to this Award), the Company shall not be required to deliver any Shares subject to this Award before the Company, in its sole good faith discretion, has determined that either (a) it has satisfied any such requirements or has received the requisite approval from the appropriate governmental agency; or (b) an exemption from such registration or exchange control requirement applies. By accepting this Award, you acknowledge that you understand that the Company is under no obligation to register this Award or the Shares subject to this Award with any governmental agency or to seek approval from any governmental agency for the issuance or sale of Shares subject to this Award.

11.         Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company’s securities.

12.          Governing Terms. The vesting of Restricted Units, the disposition of any Shares received on or after such vesting, and the treatment of any gains received upon such disposition are subject to the terms of the Plan and any rules that the Committee, in its good faith and reasonable discretion, prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. These Terms and Conditions shall constitute the Award Certificate referred to in the Plan. Unless defined herein, capitalized terms used in these Terms and Conditions are defined in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, these Terms and Conditions shall govern. By accepting this Award, you acknowledge receipt of the Plan, as in effect on the Grant Date.

13.         Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of Restricted Units, including amounts awarded, unvested, or vested), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, job title, reason for termination and social security, social insurance or other identification number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to the Company’s accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. If applicable, by accepting this Award, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you work or reside and to the United States of America where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting your local Human Resources Representative. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan. By accepting this Award, you acknowledge that you are providing the consents herein on a purely voluntary basis and that, if you do not consent or if you later seek to revoke your consent, it will adversely impact the ability of the Company to administer your Awards but it will not adversely impact your service with the Company.

14.          No Contract of Directorship or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any service contract or your ordinary or expected compensation for services of any kind rendered to the Company or any Subsidiary. You further agree that this Award, and your Plan participation, do not form, and will not be interpreted as forming, a service contract or guarantee of service with the Company or any Subsidiary. The Company, in its sole discretion, voluntarily established the Plan and may amend or terminate it at any time pursuant to the terms of the Plan. You understand that the grant of restricted units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any restricted units, or benefits in lieu of restricted units, even if restricted units have been granted repeatedly in the past and that all decisions with respect to future grants will be in the Company’s sole discretion. By accepting this Award, you also acknowledge that this Award and any gains received hereunder are extraordinary items and are not considered part of your compensation for any purpose. Neither this Award, nor any gains received hereunder, is intended to replace any compensation. If the Company or Subsidiary terminates your service for any reason, you agree that you will not be entitled to damages or compensation for breach of contract, dismissal (in any circumstances, including unfair dismissal) or compensation for loss of office or otherwise to any sum, Shares, Restricted Units or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan, except as otherwise provided in this Award.

15.          Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued service with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your service at any time and for any reason, subject to applicable law. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company or Subsidiary asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.

16.         Entire Agreement and Amendment. These Terms and Conditions, the Plan, and any other Company policies specifically referred to herein constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan; provided, however, that the Company has the unilateral authority to amend these Terms and Conditions without your consent to the extent necessary, as determined in its good faith and reasonable discretion, to comply with applicable securities registration or exchange control requirements and to impose additional requirements on this Award or Shares subject to this Award if the Company in good faith reasonably deems it necessary to comply with applicable law and using all reasonable efforts to endeavor not to diminish the intended economic benefits of this Award.

17.         Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

18.          Waiver. By accepting this Award, you acknowledge that a waiver by the Company of any breach by you of a provision of these Terms and Conditions shall not operate or be construed as a waiver by the Company of any other provision of these Terms and Conditions or of a subsequent breach.

19.          Notices. By accepting this Award, you agree to receive documents, notices and any other communications relating to your participation in the Plan in writing by regular mail to your last known address on file with the Company or Subsidiary or any outside Plan administrator, or by electronic means, including by e-mail, through an online system maintained by any outside Plan administrator or by a posting on the Company’s intranet website or on an online system or website maintained by any outside Plan administrator.

20.          Code Section 409A Compliance. It is intended that these Terms and Conditions comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, these Terms and Conditions will be interpreted and administered to be in compliance with Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by the Company. Notwithstanding anything to the contrary in these Terms and Conditions or the Plan, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to these Terms and Conditions during the six-month period immediately following your Termination of Directorship will instead be paid on the first payroll date after the six-month anniversary of your Termination of Directorship (or your death, if earlier). Each installment of Restricted Stock Units that vests under these Terms and Conditions (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

21.         Governing Law. This Award and these Terms and Conditions shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

22.         Acceptance. In order to receive this Award, you must electronically acknowledge and accept on the Company’s designated third party equity administrator’s website the terms and conditions set forth in the Plan and these Terms and Conditions. By accepting this Award, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and (ii) you understand and agree the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and any prior agreements, commitments or negotiations concerning this Award are replaced and superseded. If you do not acknowledge these Terms and Conditions on the website, you will not be entitled to your Award.

Electronic Signature

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